UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 10, 2018

Talos Energy Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38497	82-3532642
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 Clay Street, Suite 3300 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

(713) 328-3000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Entry into Severance Plan Participation Agreements

As previously disclosed by Talos Energy Inc. (the “Company”) in its Current Report on Form 8-K filed with the Securities and Exchange Commission on September 5, 2018 (the “Prior Report”), the board of directors of the Company (the “Board”) adopted the Talos Energy Operating Company LLC Executive Severance Plan (the “Plan”) on August 29, 2018. On September 10, 2018, each of the executive officers and certain other management employees entered into participation agreements pursuant to the Plan and, as a result, they are now eligible to receive certain severance benefits provided for under the Plan, in accordance with its terms and conditions.

The Plan and the participation agreements thereunder are described in the Prior Report. Such description is not complete and is qualified in its entirety by reference to the full text of the Plan and the form of such participation agreements, which are filed herewith as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and incorporated into this Item 5.02 by reference.

Departure and Appointment of Principal Accounting Officer

On September 10, 2018, the Board appointed Michael L. Harding II, the Executive Vice President, Chief Financial Officer and Treasurer of the Company, to serve as the Company’s Chief Accounting Officer and principal accounting officer. Mr. Harding replaces Burton D. Cole, who was initially appointed to serve as Chief Accounting Officer and principal accounting officer of the Company on May 10, 2018. Effective September 10, 2018, Mr. Cole’s employment with the Company terminated and he no longer held any offices with the Company. No material plan, contract or arrangement was entered into or materially amended, and there was no grant of an award to either of Messrs. Harding or Cole or modification of any plan, contract or arrangement, in connection with the appointment of each of Messrs. Harding or Cole. The biographical information for each of Messrs. Harding and Cole is set forth below.

Michael L. Harding II (Age 50)

Mr. Harding has served as the Executive Vice President, Chief Financial Officer and Treasurer of the Company since May 2018 and as Chief Accounting Officer of the Company since September 10, 2018, as described above. Prior to that, Mr. Harding served as Senior Vice President and Chief Financial Officer of Talos Energy LLC from December 2015 to May 2018 after becoming Vice President and Chief Accounting Officer of Talos Energy LLC in October 2014 and Chief Accounting Officer and Controller of Talos Energy LLC in April 2012. Mr. Harding is responsible for financial reporting, planning, audit, tax and information technology. Prior to joining Talos Energy LLC in February 2012, Mr. Harding was Manager of Business Development for Consulting Services for Pannell Kerr Forster of Texas, P.C., beginning in December 2010. Mr. Harding served from December 2008 to December 2010 as Vice President and Controller for RigNet, Inc. At Apache Corporation, Mr. Harding served from June 2003 to December 2008 in various levels of accounting management including revenue, capital and regional accounting management in Calgary, Alberta. With El Paso Merchant Energy Group, Mr. Harding served seven years in various accounting management roles including financial derivatives and power asset accounting and planning. Mr. Harding earned his BBA in Accounting from Texas A&M University. Mr. Harding is a member of the AICPA. Mr. Harding also serves on the Advisory Council for Texas A&M University’s McFerrin Center for New Ventures and Entrepreneurship.

Burton D. Cole (Age 44)

Prior to Mr. Harding’s appointment as the Company’s Chief Accounting Officer as described above, Mr. Cole served as the Vice President and Chief Accounting Officer of the Company, inclusive of the tax and treasury functions, from May 2018 to September 10, 2018. Prior to joining the Company, Mr. Cole served as interim Chief Financial Officer for Speargrass Oil & Gas, a private onshore E&P company, which commenced operations in 2017. From 2011 to 2017, Mr. Cole held several accounting and treasury leadership roles at Spectra Energy Corp, a $30 billion midstream company, prior to its acquisition by Enbridge Inc. At Spectra Energy Corp, Mr. Cole served as the Corporate Segment Controller, inclusive of the technical accounting function, and was subsequently promoted into Treasury as Head of Enterprise Counterparty Credit and Risk Management. In this Treasury role, Mr. Cole partnered with Business Development and Engineering & Construction leadership to support a $35 billion capital campaign during a period of low commodity prices. In 1997, Mr. Cole began his career at PricewaterhouseCoopers LLP in the Houston and Boston offices, and primarily served energy clients in North and South America, the United Arab Emirates, the U.K. and Europe. Mr. Cole earned his BS and MBA from the University of St. Thomas in Houston and is a certified public accountant.

There are no related party transactions between the Company and either of Messrs. Harding or Cole reportable under Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Talos Energy Operating Company LLC Executive Severance Plan (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K of Talos Energy Inc. filed September 5, 2018 (File No. 001-38497)).

10.2	Form of Participation Agreement pursuant to the Talos Energy Operating Company LLC Executive Severance Plan (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K of Talos Energy Inc. filed September 5, 2018 (File No. 001-38497)).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 11, 2018

TALOS ENERGY INC.

By:	/s/ William S. Moss III
Name:	William S. Moss III
Title:	Executive Vice President, General Counsel and Secretary